Exhibit 3.36
CERTIFICATE OF INCORPORATION
OF
DIGICON EXPLORATION, LTD.
     First. The name of the corporation is DIGICON EXPLORATION, LTD.
     Second. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     Third. The nature of the business or purposes to be conducted or promoted is:
     To render, buy and sell scientific, technical and non-technical services in connection with the processing and interpretation of geophysical and other data by means of digital computing and other devices and processes, and to manufacture, buy, sell, lease and deal in goods, wares, merchandise and personal property of every kind in any capacity;
     In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.
     The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

     Fourth: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares and the par value of each of such shares is One and no/100 ($1.00) Dollar, amounting in the aggregate to One thousand and no/100 ($1,000.00) Dollars.
     Fifth: The name and mailing address of each incorporator is as follows:

Name	Address
Wm. Andress, Jr.	627 Fidelity Union Life Building Dallas, Texas 75201
Cecil L. Woodgate	627 Fidelity Union Life Building Dallas, Texas 75201
Steven G. Condos	627 Fidelity Union Life Building Dallas, Texas 75201
     Sixth: The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Name	Address
David L. Brown	3701 Kirby Building, Suite 112 Houston, Texas 77006
David R. Steetle	3701 Kirby Building, Suite 112 Houston, Texas 77006
George A. Cloudy	3701 Kirby Building, Suite 112 Houston, Texas 77006
     Seventh: The corporation is to have perpetual existence.

     Eighth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
     To make, alter or repeal the by-laws of the corporation.
     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.
     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
     By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
     When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to see, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.
     Ninth: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     Tenth: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.
     Eleventh: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set out hands this 30 day of November, 1967.

/s/ WM. Andress, Jr.
WM. ANDRESS, JR.

/s/ Cecil L. Woodgate
CECIL L. WOODGATE

/s/ Steven G. Condos
STEVEN G. CONDOS

STATE OF TEXAS	(	)
	(	)
COUNTY OF DALLAS	(	)
     BE IT REMEMBERED that on this 30 day of November, A D., 1967, personally came before me, a Notary Public for the State of Texas, WM. ANDRESS, JR., CECIL L. WOODGATE and STEVEN G. CONDOS, all of the parties to the foregoing Certificate of Incorporation, known to me personally to be such, and severally acknowledged the said Certificate to be the act and deed of the signers respectively and that the facts stated therein are true.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE
the day and year aforesaid.

/s/ Salir Ellen Sullivan
Notary Public in and for Dallas County, Texas